UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 11, 2010

KENNEDY-WILSON HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33824	26-0508760
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

9701 Wilshire Blvd., Suite 700, Beverly Hills, California	90212
(Address of Principal Executive Offices)	(Zip Code)

(310) 887-6400

(Registrant’s telephone number, including area code)

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 11, 2010, Kennedy-Wilson Holdings, Inc. (the “Company”) entered into a Convertible Series B Preferred Stock Purchase Agreement (the “Purchase Agreement”) with Fairfax Financial Holdings Limited (“Fairfax”), for the issuance and sale in a private placement of 32,550 shares of Series B Preferred Stock, par value $0.0001 per share, of the Company (the “Series B Preferred Stock”), at a purchase price of $1,000 per share (the “Offering”).

On August 13, 2010, the Company consummated the Offering and sold and issued to certain affiliates of Fairfax 32,550 shares of Series B Preferred Stock for a total purchase price of $32,550,000. The Company intends to use the net proceeds of the Offering to finance the repurchase of a 7% subordinated convertible note. The Series B Preferred Stock is convertible into approximately 3 million shares of the Company’s common stock, the same number of shares into which the recently retired 7% subordinated convertible note was convertible.

In accordance with the terms of the Purchase Agreement, on August 13, 2010, the Company also entered into a Registration Rights Agreement and Shareholders Agreement.

Under the Registration Rights Agreement, the holders of the Series B Preferred Stock have certain demand and piggy-back registration rights with respect to the Series B Preferred Stock and the shares of common stock of the Company issuable upon conversion of the Series B Preferred Stock.

Under the Shareholders Agreement, certain stockholders of the Company have agreed to vote all of the shares of voting stock held by such stockholders in favor of Fairfax’s designee to the Board of Directors of the Company. The Company has also agreed to nominate Fairfax’s designee as a member of the Board of Directors.

The Series B Preferred Stock has the rights, privileges, preferences and restrictions set forth in the Certificate of Designation (the “Certificate of Designation”) filed by the Company with the Secretary of State of the State of Delaware on August 12, 2010.

Under the Certificate of Designation, prior to November 3, 2018, each share of Series B Preferred Stock is convertible, at the option of the holder at any time, into approximately 93 shares of common stock, subject to adjustment under certain circumstances (the “Conversion Rate”). At any time on or after May 3, 2017 and prior to November 3, 2018, the Company has the option to convert all or part of the outstanding shares of Series B Preferred Stock into shares of common stock as the Conversion Rate. On November 3, 2018, each outstanding share of Series B Preferred Stock will automatically be converted into shares of common stock at the Conversion Rate.

Cumulative dividends on the Series B Preferred Stock accrue at an annual rate of $64.52 per share. The dividends are payable quarterly in arrears.

Subject to limited exceptions, holders of the Series B Preferred Stock will have no voting rights. The Certificate of Designation contains customary anti-dilution protection.

The above descriptions do not purport to be complete and are qualified in their entirety by reference to the full texts of the Purchase Agreement, the Registration Rights Agreement, the Shareholders Agreement and the Certificate of Designation, which are attached hereto as Exhibits 10.1, 10.2, 10.3 and 3.1, respectively, and incorporated by reference herein.

On August 16, 2010, the Company issued a press release regarding the Offering, a copy of which is attached hereto as Exhibit 99.1.

Item 3.02.	Unregistered Sale of Equity Securities.

The information set forth under Item 1.01 is incorporated by reference into this Item 3.02. The shares of Series B Preferred Stock in the Offering were offered and sold in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended, and Regulation D thereunder.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth under Item 1.01 is incorporated by reference into this Item 5.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

3.1	Certificate of Designation

10.1	Convertible Series B Preferred Stock Purchase Agreement

10.2	Registration Rights Agreement

10.3	Shareholders Agreement

99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENNEDY-WILSON HOLDINGS, INC.

Dated: August 16, 2010	By:	/S/ FREEMAN A. LYLE
	Name:	Freeman A. Lyle
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

3.1	Certificate of Designation

10.1	Convertible Series B Preferred Stock Purchase Agreement

10.2	Registration Rights Agreement

10.3	Shareholders Agreement

99.1	Press Release